Filed pursuant to Rule 424(b)(3)

Registration No. 333-286294

PROSPECTUS SUPPLEMENT NO. 12

(to Prospectus dated April 11, 2025)

Fold Holdings, Inc.

49,161,055 Shares of Common Stock

925,590 SATS Warrants to Purchase Shares of Common Stock

12,434,658 Shares of Common Stock Issuable Upon Exercise of the Public Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-286294). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in accompanying supplemental disclosure (the “Supplemental Disclosure”). The Supplemental Disclosure is intended to replace, in its entirety, the “Selling Securityholders” section beginning on page 113 of the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on September 10, 2025 were $3.44 per share of Common Stock and $0.455 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2025.

SELLING SECURITYHOLDERS

This prospectus relates to (i) the resale of 34,706,021 shares of our common stock issued in connection with the Business Combination by certain of the Selling Securityholders, (ii) the resale of 12,434,658 shares of Common Stock that are issuable upon the exercise of warrants originally issued in the initial public offering of Emerald, (iii) the issuance by us and resale of 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, (iv) the resale of 680,000 shares of Common Stock issued in connection with the Polar Transaction by certain of the Selling Securityholders, (v) the resale of 2,617,500 shares of Common Stock assigned to unaffiliated third parties by FTAC Emerald (as defined below) pursuant to non-redemption agreements in connection with the Business Combination, (vi) the issuance and resale of up to 1,959,047 shares of Common Stock that are issuable upon the exercise of the SPV Series A Warrants, (vi) the issuance and resale of up to 869,565 shares of Common Stock that are issuable upon the exercise of the SPV Series C Warrants, (vii) the resale of 750,000 shares of Common Stock issued in a private placement to SATS Credit Fund, (viii) the issuance by us and resale of 3,702,360 shares of Common Stock issuable upon conversion of the SATS Note, and (ix) the issuance and resale of up to 925,590 shares of Common Stock that are issuable upon the exercise of the SATS Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Common Stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us and resale of 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, which is also covered by this prospectus.

Unless otherwise noted, the address of each Selling Securityholder is c/o Fold Holdings, Inc., 11201 North Tatum Blvd., Suite 300, Unit 42035, Phoenix, AZ 85028. Percentage ownership is based on 46,888,876 shares of Common Stock and 15,099,378 Warrants outstanding as of March 28, 2025.

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentage	Warrants	Percentage
ATW Growth Opportunities SPV, LLC(3)	5,204,087(4)	—	2,828,612(5)	—	—(6)	—	—	—
SATS Credit Fund LP	5,377,950	925,590	5,377,950	925,590	—	—	—	—
Emerald ESG Sponsor, LLC	3,192,473	—	3,192,473	—	—	—	—	—
Emerald ESG Advisors, LLC	2,410,185	—	2,410,185	—	—	—	—	—
Thesis, Inc.	4,127,542	—	4,127,542	—	—	—	—	—
Craft Ventures II, L.P.	3,643,947	—	3,643,947	—	—	—	—	—
Polar Multi-Strategy Master Fund(7)	680,000	—	680,000	—	—	—	—	—
LOW TIME PREFERENCE FUND II, LLC	3,365,299	—	3,365,299	—	—	—	—	—
Ten31 Join the Fold LLC	1,682,670	—	1,682,670	—	—	—	—	—
Fulgur Frontier Capital LP	6,548,430	—	6,548,430	—	—	—	—	—
Fulgur Ventures I LP	4,360,344	—	4,360,344	—	—	—	—	—
M13 Ventures II, L.P.	1,616,317	—	1,616,317	—	—	—	—	—
TipTree Inc.	225,000	—	225,000	—	—	—	—	—
Bankers Life Insurance Company of Louisiana	2,859	—	2,859	—	—	—	—	—
Blue Ridge Indemnity Company	13,568	—	13,568	—	—	—	—	—

Fortegra Indemnity Insurance Company, Ltd.	35,013	—	35,013	—	—	—	—	—
Fortegra Specialty Insurance Company	53,171	—	53,171	—	—	—	—	—
Insurance Company of the South	24,920	—	24,920	—	—	—	—	—
Life of the South Insurance Company	20,994	—	20,994	—	—	—	—	—
Lyndon Southern Insurance Company	59,581	—	59,581	—	—	—	—	—
Response Indemnity Company of California	13,562	—	13,562	—	—	—	—	—
Southern Financial Life Insurance Company	1,332	—	1,332	—	—	—	—	—
Will Reeves	3,110,565	—	3,110,565	—	—	—	—	—
Wolfe Repass	259,503	—	259,503	—	—	—	—	—
Thomas Dickman	360,146	—	360,146	—	—	—	—	—
Jonathan Kirkwood	10,425,919	925,590	10,425,919	925,590	—	—	—	—
Nicolleta Goncalves	132,480	—	132,480	—	—	—	—	—
Alberta Investment Management Corporation(8)	140,000	—	140,000	—	—	—	—	—
Dryden Capital, LLC(9)	370,000	—	370,000	—	—	—	—	—
Exos Collateralized SPAC Holdings Fund LP(10)	105,000	—	105,000	—	—	—	—	—
Fir Tree Value Master Fund, LP(11)	24,341	—	24,341	—	—	—	—	—
FT SOF XIII (SPAC) Holdings, LLC(11)	33,014	—	33,014	—	—	—	—	—
BOSTON PATRIOT MERRIMACK ST. LLC(11)	92,645	—	92,645	—	—	—	—	—
Kepos Special Opportunities Master Fund L.P.(12)	190,000	—	190,000	—	—	—	—	—
Nautilus Master Fund, L.P.(13)	187,500	—	187,500	—	—	—	—	—
RIVERNORTH SPAC ARBITRAGE FUND, LP(14)	200,000	—	200,000	—	—	—	—	—
RK Capital Partners LP(15)	225,000	—	225,000	—	—	—	—	—

North Commerce Parkway Capital LP(15)	100,000	—	100,000	—	—	—	—	—
Atlas Merchant Capital SPAC Fund I LP(16)	325,000	—	325,000	—	—	—	—	—
Funicular Funds, LP(17)	85,000	—	85,000	—	—	—	—	—
Fifth Lane Partners Fund LP(18)	125,000	—	125,000	—	—	—	—	—
Harraden Circle Investors, LP(19)	143,059	—	143,059	—	—	—	—	—
Warbasse67 Fund LLC(19)	11,239	—	11,239	—	—	—	—	—
Frederick V. Fortmiller, Jr.(19)	8,402	—	8,402	—	—	—	—	—
Gantcher Family Limited Partnership(19)	9,130	—	9,130	—	—	—	—	—
Altana Calderwood Specialist Alpha Fund(19)	3,170	—	3,170	—	—	—	—	—
TQ Master Fund LP(20)	40,000	—	40,000	—	—	—	—	—
Sea Otter Trading, LLC(21)	200,000	—	200,000	—	—	—	—	—
Union Square Park Partners, LP(22)	192,851	—	192,851	—	—	—	—	—
Union Square Park Investments, LLC(22)	48,213	—	48,213	—	—	—	—	—

____________

(1) The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2) The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(3) ATW Partners Opportunities Fund II GP, LLC (“General Partner”) acts as the manager of ATW Growth Opportunities SPV, LLC (“SPV”). ATW Partners Opportunities Management LLC (“Investment Manager”) acts as the investment manager of SPV. General Partner and Investment Manager may be deemed to have voting and dispositive power with respect to the shares of Common Stock held by SPV and may be deemed to be the beneficial owner of these shares. Antonio Ruiz-Gimenez and Kerry Propper serve as managing members of Investment Manager. The managing members of Investment Manager, in their capacity as managing members, may also be deemed to have investment discretion and voting power over the shares of Common Stock held by SPV. General Partner, Investment Manager, and the managing members each disclaim beneficial ownership of the shares held by SPV. The address of the principal business office of each of General Partner, Investment Manager, and SPV is 1 Pennsylvania Plaza, Suite # 4810, New York, New York 10119.

(4) This number represents the number of shares of Common Stock beneficially owned by this Selling Securityholder as of March 28, 2025 after giving effect to the Maximum Percentage (as defined below). Under the terms of the SPV Initial Note and the SPV Warrants, a Selling Securityholder may not convert the SPV Notes or exercise the SPV Warrants to the extent such Selling Securityholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 9.99% (the “Maximum Percentage”) of our outstanding shares. Applicable percentage ownership is based on 46,888,876 shares of Common Stock outstanding as of March 28, 2025. Without regard to the Maximum Percentage, as of March 28, 2025, this Selling Securityholder would beneficially own an aggregate of 7,186,539 shares of our Common Stock, consisting of (1) 4,357,929 shares of Common Stock underlying the SPV Initial Note, converted at an alternate exercise price of $6.24, none of which shares are being registered under this prospectus, (2) 1,959,047 shares of Common Stock underlying the SPV Series A Warrants, exercisable at an exercise price of $12.50, all of which shares are being registered under this prospectus, and (3) 869,565 shares of Common Stock underlying the SPV Series C Warrants, exercisable at an exercise price of $11.50, all of which shares are being registered under this prospectus.

(5) For purposes of the calculations of Common Stock to be sold pursuant to this prospectus we are assuming (a) the exercise of all of the SPV Series A Warrants and the SPV Series C Warrants and (b) that all of the additional notes issuable pursuant to the SPV SPA have been issued as of the date of this prospectus.

(6) Represents the amount of shares that will be held by this Selling Securityholder after completion of this offering based on the assumptions that (a) all shares of Common Stock underlying the Initial SPV Note and the SPV Warrants registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by this Selling Securityholder prior to completion of this offering. However, this Selling Securityholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(7) Consists of 680,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Subscription Agreement. Polar Multi-Strategy Master Fund (the “Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the securities held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the securities held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the securities held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON, M5J 0E6, Canada.

(8) Consists of 140,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address of Alberta Investment Management Corporation is 1600 – 10250 101 Street NW, Edmonton, AB, T5J 3P4, Canada.

(9) Consists of 370,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. T. Matthew Buffington and Matthew C. Leavitt are the controlling stockholders of Dryden Capital, LLC. The address of Dryden Capital, LLC is 777 Brickell Ave, Suite 500, Miami, FL 33131.

(10) Consists of 105,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Exos Collateralized SPAC Holdings Fund GP LLC (“Exos GP”) is the general partner of, and Exos Asset Management LLC (“Exos Manager”; and together with Exos GP, the “Exos Entities”)) is the investment manager to, Exos Collateralized SPAC Holdings Fund LP (the “Exos Fund”). Accordingly, each of the Exos Entities may be deemed to indirectly beneficially own the shares owned directly by the Exos Fund. The address of EXOS COLLATERALIZED SPAC HOLDINGS FUND LP is 1370 Broadway, Suite 1450, New York, NY 10018.

(11) All holdings by entities associated with Fir Capital consist of (a) 24,341 shares of Common Stock held by Fir Tree Value Master Fund, LP, (b) 33,014 shares of Common Stock held by FT SOF XIII (SPAC) Holdings, LLC, and (c) 92,645 shares of Common Stock held by BOSTON PATRIOT MERRIMACK ST. LLC. Fir Capital Management LP is the investment manager of Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC and exercises voting and dispositive power over the shares noted herein held by Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC. Clinton Biondo and David Sultan are the managing partners of Fir Capital Management LP. Each of Fir Capital Management LP, Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC and the individual managing partners separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is C/O Fir Tree Capital Management, 500 Fifth Avenue, 9th Floor, New York, NY 10110.

(12) Consists of 190,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Kepos Capital LP is the investment manager of the “Kepos Funds”, and Kepos Partners LLC is the general partner of the Kepos Funds. Therefore, Kepos Capital LP and Kepos Partners LLC may each be deemed to have voting control and investment power with respect to the shares held by the Kepos Funds. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Kepos Funds. Mr. Carhart disclaims beneficial ownership of the shares held by the Kepos Funds. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, NY 10036.

(13) Consists of 187,500 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Voting and investment power over the interests held by Nautilus Master Fund, L.P. resides with its investment manager, Periscope Capital Inc. Jamie Wise is the Chief Executive Officer of Periscope Capital Inc. and may be deemed to be the beneficial owner of the interests held by

Nautilus Master Fund, L.P. Jamie Wise and Periscope Capital Inc., however, disclaim any beneficial ownership of the interests held by Nautilus Master Fund, L.P. The address of the foregoing individual and entities is c/o Periscope Capital Inc., Bay Adelaide Centre, 333 Bay Street, Suite 1240, Toronto, ON, M5H 2R2, Canada.

(14) Consists of 200,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. RiverNorth Capital Management, LLC (“RiverNorth”), the general partner of RiverNorth Capital Partners, LP and RiverNorth Institutional Partners LP. And the Managing Member of RiverNorth SPAC Arbitrage GP, the general partner of RiverNorth SPAC Arbitrage Fund, LP (together with RiverNorth Capital Partners, LP and RiverNorth Institutional Partners, LP, the “RiverNorth Funds”) has beneficial ownership of the shares held by the RiverNorth Funds. Brian H. Schmucker and Patrick W. Galley are deemed control person of RiverNorth. The address for these entities and individuals is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida, 33401.

(15) All holdings by entities associated with RK Capital consist of (a) 225,000 shares of Common Stock held by RK Capital Partners LP and (b) 100,000 shares of Common Stock held by North Commerce Parkway Capital LP. Jordan Abisch, managing partner of RK Capital Management, LLC who manages RK Capital Partners LP and North Commerce Parkway Capital LP has voting and investment power over the shares held by RK Capital Partners LP and North Commerce Parkway Capital LP. The principal address of the foregoing entities is c/o RK Capital Management LLC, 2200 N Commerce Pkwy, Ste 200, Weston, FL 33326.

(16) Consists of 325,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Atlas Merchant Capital LLC (the “Advisor”) is a registered investment advisor and the investment manager of Atlas Merchant Capital SPAC Fund I LP (the “Fund”). Atlas Merchant Capital Holdings, Ltd. (“Holdings”) is the managing member of the Advisor; Atlas Merchant Capital LP (“AMC Capital”) is the sole voting shareholder of Holdings; and Atlas Merchant Capital GP LLC (“AMC-GP”) is the general partner of AMC Capital. AMC SPAC Fund GP LP (the “General Partner”) is the general partner of the Fund and AMC SPAC Fund MGP LLC (“AMC SPAC MGP”) is the general partner of the General Partner. Robert E. Diamond and David I. Schamis are the sole members of AMC-GP and AMC SPAC MGP. Each of the Advisor, Holdings, AMC Capital, AMC-GP, the General Partner, AMC SPAC MGP and Messrs. Diamond and Shamis may be deemed to indirectly beneficially own the shares directly held by the Fund, but each of such persons disclaims such beneficial ownership except to the extent of its of his pecuniary interest in the shares held by the Fund. The address of the persons listed above is 477 Madison Ave., 22nd Floor, New York, NY 10022.

(17) Consists of 85,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Jacob Ma-Weaver has voting and dispositive power over securities held by Funicular Funds. Mr. Ma-Weaver disclaims any beneficial ownership of the securities held by Funicular Funds other than to the extent of his pecuniary interest therein. The business address of the foregoing entity and individual is 601 California Street, Suite 1151, San Francisco, CA 94108.

(18) Consists of 125,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Fifth Lane Partners Fund, LP is managed by Fifth Lane GP, LP (its General Partner) and Fifth Lane Capital, LP (its Investment Manager). Cavan Copeland is the sole decision marker and principal for all Fifth Lane entities. The address of the entity listed above is 1825 Kramer Ln, Ste 200, Austin, TX 78758.

(19) All holdings by entities associated with Federick V. Fortmiller, Jr. consist of (a) 143,059 shares of Common Stock held by Harraden Circle Investors, LP, (b) 11,239 shares of Common Stock held by Warbasse67 Fund LLC, (c) 8,402 shares of Common Stock held by Frederick V. Fortmiller, Jr., (d) 9,130 shares of Common Stock held by Gantcher Family Limited Partnership, and (e) 3,170 shares of Common Stock held by Altana Calderwood Specialist Alpha Fund. Harraden Circle Investments, LLC is the investment manager of Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund and exercises voting and dispositive power over the shares noted herein held by Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund. Frederick V. Fortmiller, Jr. is the managing member of Harraden Circle Investments, LLC. Each of Harraden Circle Investments, LLC, Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund and the individual managing member separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is 299 Park Ave., 21st Floor, New York, NY 10171.

(20) Consists of 40,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. The Quarry LP, the investment adviser of TQ Master Fund LP, is controlled by its Founder and Chief Investment Officer Peter Bremberg, who, in such capacity has voting power and investment power with respect to the shares held by TQ Master Fund LP and therefore may be deemed to be the beneficial owner of such shares. The address of TQ Master Fund LP is c/o The Quarry LP, 331 Park Avenue South, 3rd Floor, New York, NY 10010.

(21) Consists of 200,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Sea Otter Advisors LLC is the advisor of Sea Otter Trading LLC and has investment and dispositive power over the securities held by these entities. Peter Smith and Nicholas Fahey are the Managing Members of Sea Otter Advisors, LLC and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest that the party may have therein. The business address of these entities is 107 Grand Street, New York, NY 10013.

(22) Based on the information provided by Union Square Park Partners, LP and Union Square Park Investments, LLC. The business address of the persons noted is 1120 Avenue of the Americas, Suite 1502, New York, NY 10036.